Exhibit 12.1 - Computation of Ratios

QCR Holdings, Inc.
Calculation of earnings to fixed charges
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                                                                  Dec-05  Dec-04   Dec-03   Dec-02   Jun-02   Jun-01
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
Earnings before income taxes .................................    7,092    7,721    8,156    4,879    4,277    3,556
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Add: preferred dividends on a pretax basis ...................       --       --       --       --       --       --
Add: fixed charges ...........................................   21,888   13,832   12,414    6,713   13,389   16,979
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Earnings including interest expense on deposits (1) ..........   28,980   21,553   20,570   11,592   17,666   20,535
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Less: interest expense on deposits ...........................   12,842    6,852    7,005    4,151    8,895   13,022
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Earnings excluding interest expense on deposits (2) ..........   16,138   14,701   13,565    7,441    8,772    7,512

Fixed charges:
  Interest expense on deposits ...............................   12,842    6,852    7,005    4,151    8,895   13,022
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  Interest expense on borrowings .............................    8,439    6,473    4,945    2,332    3,976    3,590
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  Portion of rents representative of interest factor .........      607      507      464      230      519      367
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Fixed charges including interest expense on deposits (3)         21,888   13,832   12,414    6,713   13,389   16,979
Less interest expense on deposits ............................   12,842    6,852    7,005    4,151    8,895   13,022

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Fixed charges excluding interest expense on deposits (4)          9,046    6,980    5,409    2,562    4,494    3,957
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Rents ........................................................    1,038      867      837      431      796      615
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Portion of rents representative of interest factor ...........      607      507      464      230      519      367
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Ratio of earnings to fixed charges and preferred
  stock dividends:
  Excluding interest expense on deposits ( (2)/(4) ) .........     1.78     2.11     2.51     2.90     1.95     1.90
  Including interest expense on deposits ( (1)/(3) ) .........     1.32     1.56     1.66     1.73     1.32     1.21

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